EXHIBIT 99.01



May 14, 1998                                         Contact: W. Garth Sprecher
                                                              (717) 738-8304

FOR IMMEDIATE RELEASE

                            D & E Communications, Inc.
                  Announces the Sale of Its Cellular Interests

EPHRATA, PA, May 14, 1998 D & E Communications, Inc. (D & E) (NASDAQ/NMS:DECC) today announced that D & E Holdings, L.P., a Pennsylvania limited partnership comprised of wholly-owned subsidiaries of D & E, effectively sold its 15% interest in Berks and Reading Area Cellular Enterprises (BRACE) for approximately $2.4 million, through BRACEs sale of its 39% limited partnership interest in the Reading SMSA Limited Partnership, which provides cellular service in the Reading and Berks County area, to Cellco Partnership, d.b.a. Bell Atlantic Mobile.

This sale which completes D & Es withdrawal from the cellular business is in line with our corporate strategy of focusing more of our resources into developing Personal Communications Services (PCS) through PCS ONE, our joint venture with Omnipoint, said W. Garth Sprecher, Vice President and Corporate Secretary of D & E.

D & E is the parent company of five wholly-owned subsidiaries: D & E Telephone Company; D & E Telephone and Data Systems; D & E Wireless, Inc.; D & E Marketing Corp.; and D & E Investments, Inc. These subsidiaries furnish a wide variety of telecommunications services to south central Pennsylvania.

D & E Telephone Company, the 33rd largest telephone company in the United States, provides feature-rich advanced local telephone service through more than 54,000 access lines in an area of approximately 227 square miles in parts of Lancaster, Berks, and Lebanon counties using a modern digital fiber optic telecommunications network.

In addition to local telephone service and PCS, D & E also offers long distance telephone service, Internet access, computer networking services, and a host of business-oriented telephone and data systems.

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